Exhibit 10.42

SPRINT NEXTEL CORPORATION

2007 OMNIBUS INCENTIVE PLAN

(EFFECTIVE MAY 8, 2007 AND

AMENDED AND RESTATED ON FEBRUARY 11, 2008 AND NOVEMBER 5, 2008)

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SPRINT NEXTEL CORPORATION 2007

OMNIBUS INCENTIVE PLAN

1. Purpose. The purpose of this 2007 Omnibus Incentive Plan is to attract and retain directors, officers, other employees and consultants of Sprint Nextel Corporation and its Subsidiaries and to motivate and provide to such persons incentives and rewards for superior performance.

2. Definitions. As used in this Plan:

(a) “Appreciation Right” means a right granted pursuant to Section 5 of this Plan and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(b) “Authorized Officer” has the meaning specified in Section 11(d) of the Plan.

(c) “Award” means a grant of Option Rights, Appreciation Rights, Performance Shares or Performance Units, or a grant or sale of Restricted Stock, Restricted Stock Units or other awards contemplated by Section 10 of the Plan.

(d) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(e) “Board” means the Board of Directors of the Corporation and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 11 of this Plan, such committee (or subcommittee).

(f) “Business Transaction” has the meaning set forth in Section 2(h)(ii).

(g) “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in (i) the employment agreement, if any, between the Participant and an Employer, or (ii) during the CIC Severance Protection Period (as defined in the CIC Severance Plan), the CIC Severance Plan, if the Participant is a participant in such plan. If the Participant is not a party to an employment agreement with an Employer in which such term is defined, or if during the CIC Severance Protection Period, the Participant is not a participant in the CIC Severance Plan, then unless otherwise defined in the applicable Evidence of Award, “Cause” shall mean:

(i) the intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing or misfeasance, in each case, in connection with a Participant’s duties or otherwise during the course of a Participant’s employment with an Employer;

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(ii) the commission of a felony or the indictment for any felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude or theft;

(iii) the intentional and wrongful damaging of property, contractual interests or business relationships of an Employer;

(iv) the intentional and wrongful disclosure of secret processes or confidential information of an Employer in violation of an agreement with or a policy of an Employer;

(v) the continued failure to substantially perform the Participant’s duties for an Employer;

(vi) current alcohol or prescription drug abuse affecting work performance;

(vii) current illegal use of drugs; or

(viii) any intentional conduct contrary to an Employer’s announced policies or practices (including, but not limited to, those contained in the Corporation’s Code of Conduct).

(h) For purposes of this Plan, except as may be otherwise prescribed by the Compensation Committee in an Evidence of Award, a “Change in Control” of the Corporation shall be deemed to have occurred upon the happening of any of the following events:

(i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the then-outstanding Voting Stock of the Corporation; except, that:

(A)	for purposes of this Section 2(h)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of Voting Stock of the Corporation directly from the Corporation that is approved by a majority of the Incumbent Directors, (2) any acquisition of Voting Stock of the Corporation by the Corporation or any Subsidiary, (3) any acquisition of Voting Stock of the Corporation by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, and (4) any acquisition of Voting Stock of the Corporation by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2(h)(ii);

(B)	if any Person becomes the beneficial owner of thirty percent (30%) or more of combined voting power of the then-outstanding Voting

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Stock of the Corporation as a result of a transaction or series of transactions described in clause (1) of Section 2(h)(i)(A) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Corporation representing one percent (1%) or more of the then-outstanding Voting Stock of the Corporation, other than as a result of (x) a transaction described in clause (1) of Section 2(h)(i)(A) above, or (y) a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of Voting Stock are treated equally, then such subsequent acquisition shall be treated as a Change in Control;

(C)	a Change in Control will not be deemed to have occurred if a Person becomes the beneficial owner of thirty percent (30%) or more of the Voting Stock of the Corporation as a result of a reduction in the number of shares of Voting Stock of the Corporation outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of additional shares of Voting Stock of the Corporation representing one percent (1%) or more of the then-outstanding Voting Stock of the Corporation, other than as a result of a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of Voting Stock are treated equally; and

(D)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of thirty percent (30%) or more of the Voting Stock of the Corporation inadvertently, and such Person divests as promptly as practicable, but no later than the date, if any, set by the Incumbent Directors, a sufficient number of shares so that such Person beneficially owns less than thirty percent (30%) of the Voting Stock of the Corporation, then no Change in Control shall have occurred as a result of such Person’s acquisition; or

(ii) the consummation of a reorganization, merger or consolidation of the Corporation with, or the acquisition of the stock or assets of the Corporation by, another Person, or similar transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Corporation outstanding immediately prior to such Business Transaction continues to represent, directly or indirectly, (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than fifty percent (50%) of the combined voting power of the then outstanding shares of Voting Stock or comparable equity interests of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more

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subsidiaries), (B) no Person (other than the Corporation, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iii) during any consecutive 18-month period, more than thirty percent (30%) of the Board ceases to be comprised of Incumbent Directors; or

(iv) consummation of a transaction that implements in whole or in part a resolution of the stockholders of the Corporation authorizing a sale of all or substantially all of Corporation’s assets or a complete liquidation or dissolution of the Corporation, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2(h)(ii).

(i) “CIC Severance Plan” means the Sprint Nextel Corporation Change in Control Severance Plan, as it may be amended from time to time or any successor plan, program, agreement or arrangement.

(j) “CIC Severance Protection Period” means, except as otherwise provided in a Participant’s Evidence of Award, the time period commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of: (i) the 18-month anniversary of such date, and (ii) the Participant’s death. To the extent provided in a Participant’s Evidence of Award, a CIC Severance Protection Period also shall include the time period before the occurrence of a Change in Control for a Participant who is subject to a Pre-CIC Termination.

(k) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(l) “Common Stock” means the Series 1 common stock, par value $2.00 per share, of the Corporation or any security into which such shares of Common Stock may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(m) “Compensation Committee” means the Human Capital and Compensation Committee of the Board, or any other committee of the Board or subcommittee thereof authorized to administer this Plan in accordance with Section 11 of the Plan.

(n) “Corporation” means Sprint Nextel Corporation, a Kansas corporation, and its successors.

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(o) “Date of Grant” means the date as of which an Award is determined to be effective and designated in a resolution by the Compensation Committee or an Authorized Officer and is granted pursuant to the Plan. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Compensation Committee or an Authorized Officer. In no event shall the Date of Grant be earlier than the Effective Date.

(p) “Detrimental Activity,” except as may be otherwise specified in a Participant’s Evidence of Award, means:

(i) engaging in any activity of competition, as specified in any covenant not to compete set forth in any agreement between a Participant and the Corporation or a Subsidiary, including, but not limited to, the Participant’s Evidence of Award, during the period of restriction specified in the agreement prohibiting the Participant from engaging in such activity;

(ii) engaging in any activity of solicitation, as specified in any covenant not to solicit set forth in any agreement between a Participant and the Corporation or a Subsidiary, including, but not limited to, the Participant’s Evidence of Award, during the period of restriction specified in the agreement prohibiting the Participant from engaging in such activity;

(iii) the disclosure to anyone outside the Corporation or a Subsidiary, or the use in other than the Corporation’s or a Subsidiary’s business, (A) without prior written authorization from the Corporation, of any confidential, proprietary or trade secret information or material relating to the business of the Corporation and its Subsidiaries, acquired by the Participant during his or her service with the Corporation or any of its Subsidiaries, or (B) in violation of any covenant not to disclose set forth in any agreement between a Participant and the Corporation or a Subsidiary, including, but not limited to, the Participant’s Evidence of Award, during the period of restriction specified in the agreement prohibiting the Participant from engaging in such activity;

(iv) the (A) failure or refusal to disclose promptly and to assign to the Corporation or a Subsidiary upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during his or her service with the Corporation or any of its Subsidiaries, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Corporation or any Subsidiary to secure a patent where appropriate in the United States and in other countries, or (B) violation of any development and inventions provision set forth in any agreement between a Participant and the Corporation or a Subsidiary, including, but not limited to, the Participant’s Evidence of Award;

(v) if the Participant is or was an officer, activity that the Board determines entitles the Corporation to seek recovery from an officer under any policy promulgated by the Board as in effect when an Award was made or vested under this Plan; or

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(vi) activity that results in termination of the Participant’s employment for Cause.

(q) “Director” means a member of the Board.

(r) “Disability” shall mean, in the case of an Employee, termination of employment under circumstances that would make the Employee eligible to receive benefits under the Sprint Nextel Basic Long-Term Disability Plan, as it may be amended from time to time, or any successor plan, program, agreement or arrangement, and in the case of a Participant who is a Non-Employee Director, termination of service as a Non-Employee Director under circumstances that would make the Non-Employee Director eligible to receive Social Security disability benefits. For purposes of paying an amount that is subject to Section 409A of the Code at a time that references Disability, Disability shall mean Separation from Service under these circumstances.

(s) “Effective Date” means the date that this Plan is approved by the stockholders of the Corporation.

(t) “Employee” means any employee of the Corporation or of any Subsidiary.

(u) “Employer” means the Corporation or any successor thereto or a Subsidiary.

(v) “Evidence of Award” means an agreement, certificate, resolution or other written evidence, whether or not in electronic form, that sets forth the terms and conditions of an Award. Each Evidence of Award shall be subject to this Plan and shall contain such terms and provisions, consistent with this Plan, as the Compensation Committee or an Authorized Officer may approve. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Corporation and, unless determined otherwise by the Compensation Committee, need not be signed by a representative of the Corporation or a Participant. If an Evidence of Award is limited to notation on the books and records of the Corporation, in the event of any inconsistency between a Participant’s records and the records of the Corporation, the records of the Corporation will control.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(x) “Executive Officer” means an officer of the Corporation that is subject to the liability provisions of Section 16 of the Exchange Act.

(y) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

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(z) “Full-Value Awards” means Awards granted pursuant to the terms of this Plan that result in the Corporation transferring the full value of any underlying share of Common Stock granted pursuant to an Award. Full-Value Awards include all Awards other than Option Rights, Appreciation Rights or other awards granted pursuant to Section 10 of this Plan with rights which are substantially similar to an Option Right or Appreciation Right.

(aa) “Good Reason,” except as may be otherwise specified in a Participant’s Evidence of Award, shall have the meaning assigned such term in (i) the employment agreement, if any, between a Participant and an Employer, or (ii) during the CIC Severance Protection Period (as defined in the CIC Severance Plan), the CIC Severance Plan, if a Participant is a participant in such plan.

(bb) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code.

(cc) “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors of the Corporation, and any individual becoming a Director after the Effective Date whose election, nomination for election by the Corporation’s stockholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if the individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(dd) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Compensation Committee or an Authorized Officer, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, other awards contemplated by Section 10 of this Plan or dividend credits pursuant to this Plan. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of a joint venture, Subsidiary, business unit, division, department, business segment, region or function and/or that are related to the performance of the individual Participant. The Management Objectives may be made relative to the performance of other companies or an index covering multiple companies. The Management Objectives applicable to any Qualified Performance-Based Award will be based on specified levels of or growth in one or more of the following criteria:

(i)	net sales;

(ii)	revenue;

(iii)	revenue growth or product revenue growth;

(iv)	operating income (before or after taxes, including operating income before depreciation and amortization);

(v)	income (before or after taxes and before or after allocation of corporate overhead and bonus);

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(vi)	net earnings;

(vii)	earnings per share;

(viii)	net income (before or after taxes);

(ix)	return on equity;

(x)	total stockholder return;

(xi)	return on assets or net assets;

(xii)	appreciation in and/or maintenance of share price;

(xiii)	market share;

(xiv)	gross profits;

(xv)	earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);

(xvi)	economic value-added models or equivalent metrics;

(xvii)	reductions in costs;

(xviii)	cash flow or cash flow per share (before or after dividends);

(xix)	return on capital (including return on total capital or return on invested capital);

(xx)	cash flow return on investment;

(xxi)	improvement in or attainment of expense levels or working capital levels;

(xxii)	operating, gross, or cash margins;

(xxiii)	year-end cash;

(xxiv)	debt reductions;

(xxv)	stockholder equity;

(xxvi)	regulatory achievements;

(xxvii)	operating performance;

(xxviii)	market expansion;

(xxix)	customer acquisition;

(xxx)	customer satisfaction;

(xxxi)	employee satisfaction;

(xxxii)	implementation, completion, or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel; or

(xxxiii)	a published or a special index deemed applicable by the Compensation Committee or any of the above criteria as compared to the performance of any such index, including, but not limited to, the Dow Jones U.S. Telecom Index.

On or before the Date of Grant, in connection with the establishment of Management Objectives, the Compensation Committee may exclude the impact on performance of charges for restructuring, acquisitions, divestitures, discontinued operations, extraordinary items, and other unusual or non-recurring items and the cumulative effects of changes in tax law or accounting principles, as such are defined by generally accepted accounting principles or the Securities and Exchange Commission and as identified in the Corporation’s audited financial statements, notes to such financial statements or management’s discussion and analysis in the Corporation’s annual report or other filings with the Securities and Exchange Commission; any such exclusion

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shall be indicated in the applicable Evidence of Award. With respect to any grant under the Plan, if the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Compensation Committee may in its discretion modify such Management Objectives or the related minimum acceptable level or levels of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award when such action would result in the loss of the otherwise available exemption of such Award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the Management Objectives or the minimum acceptable level or levels of achievement with respect to such Qualified Performance-Based Award.

(ee) “Market Value Per Share” means, as of any particular date the closing sale price of the Common Stock as reported on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed. If the Common Stock is not traded as of any given date, the Market Value Per Share means the closing price for the Common Stock on the principal exchange on which the Common Stock is traded for the immediately preceding date on which the Common Stock was traded. If there is no regular public trading market for such Common Stock, the Market Value Per Share of the Common Stock shall be the fair market value of the Common Stock as determined in good faith by the Board. The Board is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(ff) “Nextel Plan” means the Nextel Communications, Inc. Amended and Restated Incentive Equity Plan (as Amended and Restated Effective July 13, 2005).

(gg) “Non-Employee Director” means a member of the Board who is not an Employee.

(hh) “Non-Qualified Options” means Option Rights that are not intended to qualify as “incentive stock options” under Section 422 of the Code.

(ii) “Normal Retirement” means, with respect to any Employee, termination of employment (other than termination for Cause or due to death or Disability) at or after age 65. For purposes of paying an amount that is subject to Section 409A of the Code at a time that references Normal Retirement, Normal Retirement shall mean Separation from Service at or after age 65.

(jj) “Optionee” means the Participant named in an Evidence of Award evidencing an outstanding Option Right.

(kk) “Option Price” means the purchase price payable on exercise of an Option Right.

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(ll) “Option Right” means the right to purchase shares of Common Stock upon exercise of a Non-Qualified Option or an Incentive Stock Option granted pursuant to Section 4 of this Plan.

(mm) “Participant” means a person who is selected by the Board, the Compensation Committee or an Authorized Officer to receive benefits under this Plan and who is at the time (i) an Employee or a Non-Employee Director, or (ii) providing services to the Corporation or a Subsidiary, including but not limited to, a consultant, an advisor, independent contractor, or other non-employee of the Corporation or any one or more of its Subsidiaries.

(nn) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(oo) “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.

(pp) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Compensation Committee.

(qq) “Person” has the meaning set forth in Section 2(h)(i).

(rr) “Plan” means this Sprint Nextel Corporation 2007 Omnibus Incentive Plan, as it may be amended from time to time.

(ss) “Plan Year” has the meaning set forth in Section 9(g) and (h).

(tt) “Pre-CIC Termination” means the termination of a Participant’s employment without Cause, provided that both (i) the termination was made in the six (6) month period prior to a Change in Control at the request of a third party in contemplation of a Change in Control, and (ii) the Change in Control occurs. For purposes of paying an amount that is subject to Section 409A of the Code at a time that references a Pre-CIC Termination, Pre-CIC Termination shall mean Separation from Service under these circumstances

(uu) “Predecessor Plans” means (i) the Management Incentive Stock Option Plan, effective February 18, 1995, (ii) the Sprint 1997 Plan, and (iii) the Nextel Plan.

(vv) “Qualified Performance-Based Award” means any Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(ww) “Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.

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(xx) “Restricted Stock Unit” means an award granted or sold pursuant to Section 7 of this Plan of the right to receive shares of Common Stock or cash at the end of the Restriction Period.

(yy) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(zz) “Separation From Service” means a “separation from service” as such term is defined under Code Section 409A and the Treasury regulations issued thereunder. Except as otherwise required to comply with Code Section 409A, an employee shall be considered not to have had a Separation From Service where the level of bona fide services performed continues at a level that is at least 21 percent or more of the average level of service performed by the employee during the immediately preceding 36-month period (or if providing services for less than 36 months, such lesser period) after taking into account any services that the employee provided prior to such date or that the Company and the employee reasonably anticipate the employee may provide (whether as an employee or independent contractor) after such date.

For purposes of the determination of whether a Participant has had a “separation from service” as described under Code Section 409A and the guidance and Treasury regulations issued thereunder, the terms “Sprint Nextel,” “employer” and “service recipient” mean Sprint Nextel Corporation and any affiliate with which Sprint Nextel Corporation would be considered a single employer under Code Section 414(b) or 414(c), provided that in applying Code Sections 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent”, each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

(aaa) “Six-Month Payment Delay” means the required delay in payment to a Participant who is a “specified employee” of amounts subject to Section 409A that are paid upon Separation from Service, pursuant to Section 409A(a)(2)(B)(i) of the Code. When a Six-Month Delay is required, the payment date shall be not before the date which is six months after the date of Separation from Service or, if earlier, the date of the Participant’s death. The term specified employee shall have the meaning ascribed to this term under Section 409A of the Code.

(bbb) “Spread” means the excess of the Market Value Per Share on the date when an (i) Option Right is exercised over the Option Price, or (ii) Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(ccc) “Sprint 1997 Plan” means the 1997 Long-Term Stock Incentive Program, effective April 15, 1997.

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(ddd) “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Corporation, except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Corporation owns or controls, directly or indirectly, more than 50% of the total combined voting power represented by all classes of stock issued by such corporation at the time of grant.

(eee) “Substitute Awards” means Awards that are granted in assumption of, or in substitution or exchange for, outstanding awards previously granted by an entity acquired directly or indirectly by the Corporation or with which the Corporation directly or indirectly combines.

(fff) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

(ggg) “Ten Percent Stockholder” shall mean any Participant who owns more than 10% of the combined voting power of all classes of stock of the Corporation, within the meaning of Section 422 of the Code.

(hhh) “Termination Date,” for purposes of this Plan, except as may be otherwise prescribed by the Compensation Committee or an Authorized Officer in an Evidence of Award, shall mean (i) with respect to any Employee, the date on which the Employee ceases to be employed by an Employer, or (ii) with respect to any Participant who is not an Employee, the date on which such Participant’s provision of services to the Corporation or any one or more of its Subsidiaries ends.

(iii) “Voting Stock” means securities entitled to vote generally in the election of Directors.

3. Shares Subject to this Plan.

(a) Maximum Shares Available Under Plan.

(i) Subject to adjustment as provided in Section 12 of this Plan, the maximum aggregate number of shares of Common Stock that may be issued or delivered under the Plan is 34,500,000 shares of Common Stock plus the shares of Common Stock available under the Sprint 1997 Plan as of April 15, 2007 and the Nextel Plan as of the Effective Date. Any shares of Common Stock underlying Full-Value Awards that are issued or delivered under the Plan or that are granted under any Predecessor Plan after December 31, 2006 shall be counted against the share limit described above as 2.50 shares of Common Stock for every one share of Common Stock issued or delivered in connection with such Full-Value Award, and any shares of Common Stock covered by an Award, other than a Full-Value

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Award, shall reduce such share limit by one share for every one share of Common Stock covered by such Award. To the extent that a share of Common Stock that was subject to a Full-Value Award that counted as 2.50 shares of Common Stock against the Plan reserve pursuant to the preceding sentence again becomes available for grant under the Plan, as set forth in Section 3(a)(ii)(A), the Plan reserve shall be credited with 2.50 shares of Common Stock, and to the extent that a share of Common Stock that underlies an Award, other than a Full-Value Award, again becomes available for grant under the Plan, as set forth in Section 3(a)(ii)(A), the Plan reserve shall be credited with one share of Common Stock. Common Stock to be issued or delivered pursuant to the Plan may be authorized and unissued shares of Common Stock, treasury shares or a combination of the foregoing.

(ii) In addition to the shares of Common Stock authorized in Section 3(a)(i):

(A)	any (1) Option Right, Appreciation Right or other Award (that is not a Full-Value Award) granted pursuant to this Plan that terminates or is forfeited without having been exercised in full, (2) Full-Value Award granted pursuant to this Plan that terminates or is forfeited, or (3) Award granted pursuant to this Plan is settled (or can be paid only) in cash, then the underlying shares of Common Stock, to the extent of any such forfeiture, termination or cash settlement, again shall be available for grant under this Plan and credited toward the Plan limit as set forth in Section 3(a)(i).

(B)	any (1) option or stock appreciation right granted pursuant to the Predecessor Plans that terminates, is forfeited without having been exercised in full or is settled in cash, then the underlying shares of Common Stock, to the extent of any such forfeiture, termination or cash settlement, shall be available for grant under this Plan and credited toward the Plan limit as one share of Common Stock for every one share of Common Stock allocable to any such award, or (2) award other than an option or a stock appreciation right granted pursuant to the Predecessor Plans that terminates, is forfeited or is settled in cash, then the underlying shares of Common Stock, to the extent of any such forfeiture, termination or cash settlement, shall be available for grant under this Plan and credited toward the Plan limit as 2.50 shares of Common Stock for every one share of Common Stock allocable to any such award.

(iii) Shares of Common Stock that are tendered, whether by physical delivery or by attestation, to the Corporation by a Participant or withheld from the Award by the Corporation as full or partial payment of the exercise or purchase price of any Award or in payment of any applicable withholding for Federal, state, city, local or foreign taxes incurred in connection with the exercise, vesting or earning of any Award under the Plan or under the Predecessor Plans will not

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become available for future grants under the Plan. With respect to an Appreciation Right, when such Appreciation Right is exercised and settled in shares of Common Stock, the shares of Common Stock subject to such Appreciation Right shall be counted against the shares of Common Stock available for issuance under the Plan as one share of Common Stock for every one share of Common Stock subject thereto, regardless of the number of shares of Common Stock used to settle the Appreciation Right upon exercise.

(b) Life-of-Plan Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 12 of this Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 150,000,000.

(c) Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 12 of this Plan:

(i) No Participant shall be granted Option Rights or Appreciation Rights or other awards granted pursuant to Section 10 of this Plan with rights which are substantially similar to Option Rights or Appreciation Rights, in the aggregate, for more than 5,000,000 shares of Common Stock during any calendar year.

(ii) For grants of Qualified Performance-Based Awards, no Participant shall be granted Restricted Stock, Restricted Stock Units, Performance Shares or other awards granted pursuant to Section 10 of this Plan with rights which are substantially similar to Performance Shares, in the aggregate, for more than 2,500,000 shares of Common Stock during any calendar year.

(iii) For grants of Qualified Performance-Based Awards, no Participant shall be granted Performance Units or other awards granted pursuant to Section 10 of this Plan with rights which are substantially similar to Performance Units, in the aggregate, for more than $7,500,000 during any calendar year.

(d) Substitute Awards. Any Substitute Awards granted by the Corporation shall not reduce the shares of Common Stock available for Awards under the Plan and will not count against the limits specified in Section 3(c) above.

4. Option Rights. The Compensation Committee or, in accordance with Section 11(d), an Authorized Officer may, from time to time and upon such terms and conditions as it or the Authorized Officer may determine, grant Option Rights to Participants. Each such grant will utilize any or all of the authorizations as specified in the following provisions:

(a) Each grant will specify the number of shares of Common Stock to which it pertains, subject to the limitations set forth in Section 3 of this Plan.

(b) Each Option Right will specify an Option Price per share of Common Stock, which may not be less than the Market Value Per Share on the Date of Grant. In the case

2007 Omnibus Incentive Plan 11.04.08	- 14 -

of an Incentive Stock Option granted to a Ten Percent Stockholder, the Option Price per share of Common Stock shall not be less than one hundred ten percent (110%) of the Market Value Per Share on the Date of Grant.

(c) Each Option Right will specify whether the Option Price will be payable (i) in cash or by check or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Corporation of shares of Common Stock owned by the Optionee for at least 6 months (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment and may either grant to the Participant or retain in the Compensation Committee the right to elect among the foregoing alternatives, or (iv) by such other methods as may be approved by the Compensation Committee. No fractional shares of Common Stock will be issued or accepted.

(d) To the extent permitted by law, any grant may permit deferred payment of the Option Price from the proceeds of sale through a bank or broker designated by, and on a date satisfactory to, the Corporation of some or all of the shares of Common Stock to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Corporation or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights. Each grant may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Option Rights that will become exercisable if performance is at or above the minimum level(s), but falls short of full achievement of the specified Management Objectives. The grant will specify that, before the exercise of such Option Rights become exercisable, the Compensation Committee must certify that the Management Objectives have been satisfied.

(h) Any grant of Option Rights may provide for the earlier exercise of such Option Rights or other modifications in the event of termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, a Change in Control, or the grant of a Substitute Award.

(i) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, (ii) Non-Qualified Options, or (iii) combinations of the foregoing. Incentive Stock Options may be granted only to Participants who meet the definition of “employee” under Section 3401(c) of the Code.

(j) The exercise of an Option Right will result in the cancellation on a share-for-share basis of any related Tandem Appreciation Right authorized under Section 5 of this Plan.

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(k) No Option Right will be exercisable more than ten (10) years from the Date of Grant. In the case of an Incentive Stock Option granted to an employee who is a Ten Percent Stockholder, the Incentive Stock Option will not be exercisable more than five (5) years from the Date of Grant.

(l) An Option Right granted hereunder may be exercisable, in whole or in part, by written notice delivered in person, by mail or by approved electronic medium to the Treasurer of the Corporation at its principal office, or by such other means as the Treasurer or other authorized representative of the Corporation shall designate, specifying the number of shares of Common Stock to be purchased and accompanied by payment thereof and otherwise in accordance with the Evidence of Award pursuant to which the Option Right was granted.

(m) No grant of Option Rights will authorize the payment of dividend equivalents on the Option Right.

(n) Each grant of Option Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Option Rights, and contain such other terms as the Compensation Committee or Authorized Officer may approve.

(o) Except as provided in an Evidence of Award, in the event of an Optionee’s termination of employment or service, any Option Rights that have not vested as of the Optionee’s Termination Date will be cancelled and immediately forfeited, without further action on the part of the Corporation or the Compensation Committee, and the Optionee will have no further rights in respect of such Option Rights.

5. Appreciation Rights.

(a) The Compensation Committee or, in accordance with Section 11(d), an Authorized Officer may grant (i) to any Optionee, Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, Free-Standing Appreciation Rights. All grants of Appreciation Rights will specify the number of shares of Common Stock to which the grant pertains, subject to the limitations set forth in Section 3 of this Plan.

(b) A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Corporation an amount determined by the Compensation Committee or an Authorized Officer, which will be expressed as a percentage of the Spread on the related Option Right (not exceeding 100%) at the time of exercise. Tandem Appreciation Rights must be granted concurrently with the related Option Right.

(c) A Free-Standing Appreciation Right will be a right of the Participant to receive from the Corporation an amount determined by the Compensation Committee or an Authorized Officer, which will be expressed as a percentage of the Spread (not exceeding one hundred percent (100%)) at the time of exercise.

(d) No grant of Appreciation Rights will authorize the payment of dividend equivalents on the Appreciation Right.

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(e) Each grant of Appreciation Rights will utilize any or all of the authorizations as specified in the following provisions:

(i) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Corporation in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Compensation Committee the right to elect among those alternatives.

(ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Compensation Committee or an Authorized Officer at the Date of Grant.

(iii) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights. Each grant may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Appreciation Rights that will become exercisable if performance is at or above the minimum level(s), but falls short of full achievement of the specified Management Objectives. The grant of such Appreciation Rights will specify that, before the exercise of such Appreciation Rights, the Compensation Committee must certify that the Management Objectives have been satisfied.

(v) Any grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights or other modifications in the event of termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, a Change in Control, or the grant of a Substitute Award.

(vi) Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Compensation Committee or an Authorized Officer may approve.

(vii) Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any of the Participant’s Appreciation Rights that have not vested as of the Participant’s Termination Date will be cancelled and immediately forfeited, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Appreciation Rights.

(f) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable (and will expire when the related Option Right would have expired) and at a time

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when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised. In the case of a Tandem Appreciation Right granted in relation to an Incentive Stock Option to an employee who is a Ten Percent Stockholder on the Date of Grant, the amount payable with respect to each Tandem Appreciation Right shall be equal in value to the applicable percentage of the excess, if any, of the Market Value Per Share on the exercise date over the Base Price of the Tandem Appreciation Right, which Base Price shall not be less than 110 percent of the Market Value Per Share on the date the Tandem Appreciation Right is granted, and the Incentive Stock Option and related Tandem Appreciation Right shall not be exercisable more than five (5) years from the Date of Grant.

(g) Regarding Free-Standing Appreciation Rights only:

(i) Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which may not be less than the Market Value Per Share on the Date of Grant;

(ii) Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than ten (10) years from the Date of Grant.

6. Restricted Stock. The Compensation Committee or, in accordance with Section 11(d), an Authorized Officer may grant or sell Restricted Stock to Participants. Each such grant or sale will utilize any or all of the authorizations as specified in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant, as determined by the Compensation Committee or an Authorized Officer at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, as determined by the Compensation Committee or an Authorized Officer at the Date of Grant and may provide for the earlier lapse of such substantial risk of forfeiture as provided in Section 6(e) below. In the case of grants that are a form of payment for earned Performance Shares or Performance Units or other awards, such grant may provide for no minimum vesting period.

(d) Each such grant or sale will provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be

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prohibited or restricted in the manner set forth in this Plan, and to the extent prescribed by the Compensation Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock. Each grant may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum level(s), but falls short of full achievement of the specified Management Objectives. The grant or sale of Restricted Stock will specify that, before the termination or early termination of the restrictions applicable to such Restricted Stock, the Compensation Committee must certify that the Management Objectives have been satisfied.

(f) Any grant of Restricted Stock may provide for the earlier lapse or other modification in the event of termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, Change in Control, or the grant of a Substitute Award.

(g) Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional shares of Restricted Stock (which may be subject to the same restrictions as the underlying Award) or be paid in cash on a deferred or contingent basis.

(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Compensation Committee or an Authorized Officer may approve. Unless otherwise directed by the Compensation Committee, (i) all certificates representing shares of Restricted Stock will be held in custody by the Corporation until all restrictions thereon have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares of Common Stock, or (ii) all uncertificated shares of Restricted Stock will be held at the Corporation’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7. Restricted Stock Units. The Compensation Committee or, in accordance with Section 11(d), an Authorized Officer may grant or sell Restricted Stock Units to Participants. Each such grant or sale will utilize any or all of the authorizations as specified in the following provisions:

(a) Each such grant or sale of Restricted Stock Units will constitute the agreement by the Corporation to deliver shares of Common Stock or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Compensation Committee or an Authorized Officer may specify. Each grant may specify in respect of such Management Objectives a minimum acceptable level or

2007 Omnibus Incentive Plan 11.04.08	- 19 -

levels of achievement and may set forth a formula for determining the number of shares of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level(s), but falls short of full achievement of the specified Management Objectives. The grant or sale of such Restricted Stock Units will specify that, before the termination or early termination of the restrictions applicable to such Restricted Stock Units, the Compensation Committee must certify that the Management Objectives have been satisfied.

(b) Each such grant or sale of Restricted Stock Units may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value Per Share at the Date of Grant.

(c) If the Restriction Period lapses only by the passage of time, each such grant or sale will be subject to a Restriction Period (which may include pro-rata, graded or cliff vesting over such period), as determined by the Compensation Committee or an Authorized Officer at the Date of Grant. In the case of grants that are a form of payment for earned Performance Shares or Performance Units or other awards, such grant may provide for no Restriction Period.

(d) Each such grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of such Restriction Period in the event of termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, a Change in Control, or the grant of a Substitute Award and, to the extent that any grant, sale, or Substitute Award is subject to, or determined to be subject to Section 409A of the Code, the time and form of payment shall be indicated in the Evidence of Award as upon one or more of the permissible payment events under Section 409A of the Code and as subject to the Six-Month Payment Delay, if required.

(e) During the Restriction Period, the Participant will have none of the rights of a stockholder of any shares of Common Stock with respect to such Restricted Stock Units, but the Compensation Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock and, the Evidence of Award shall specify the time of payment of such dividend equivalents and indicate that such payment is subject to the Six-Month Payment Delay, if required.

(f) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of Restricted Stock Units that have been earned and, that such payment is subject to the Six-Month Payment Delay, if required. Any grant or sale may specify that the amount payable with respect thereto may be paid by the Corporation in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Compensation Committee the right to elect among those alternatives.

(g) Each such grant or sale of Restricted Stock Units will provide that during the period for which such Restriction Period is to continue, the transferability of the Restricted Stock Units will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Stock Units to a continuing substantial risk of forfeiture in the hands of any transferee).

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(h) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Compensation Committee or an Authorized Officer may approve.

(i) Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any of the Participant’s Restricted Stock Units that remain subject to the Restriction Period on the Participant’s Termination Date will be cancelled and immediately forfeited without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Restricted Stock Units.

8. Performance Shares and Performance Units. The Compensation Committee or, in accordance with Section 11(d), an Authorized Officer may grant Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each such grant will utilize any or all of the authorizations as specified in the following provisions:

(a) Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Performance Share or Performance Unit will be such period of time, as determined by the Compensation Committee or an Authorized Officer at the Date of Grant.

(c) Any grant of Performance Shares or Performance Units will specify Management Objectives, which, if achieved, will result in payment of the Award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the level(s), but falls short of full achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Compensation Committee must certify that the Management Objectives have been satisfied.

(d) Any grant of Performance Shares or Performance Units may provide for the earlier lapse or other modification in the event of termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, a Change in Control, or the grant of a Substitute Award and to the extent that any grant or Substitute Award is subject to, or determined to be subject to, Section 409A of the Code, the time and form of payment shall be indicated in the Evidence of Award as upon one or more of the permissible payment events under Section 409A of the Code and, as subject to the Six-Month Payment Delay, if required.

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(e) Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned and, that such payment is subject to the Six-Month Delay, if required. Any grant may specify that the amount payable with respect thereto may be paid by the Corporation in cash, in shares of Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof and may either grant to the Participant or retain in the Compensation Committee the right to elect among those alternatives; provided, however, that as applicable, the amount payable may not exceed the maximum amount payable, as may be specified by the Compensation Committee or an Authorized Officer on the Date of Grant.

(f) The Compensation Committee may provide for the payment of dividend equivalents to the holder thereof on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock. In this case, the Evidence of Award will specify, the time of payment of such dividend equivalents and, that such payment is subject to the Six-Month Delay, if required.

(g) Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Compensation Committee or an Authorized Officer may approve.

(h) Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any of the Participant’s Performance Shares and Performance Units that remain subject to a Performance Period on the Participant’s Termination Date will be cancelled and immediately forfeited, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Performance Shares or Performance Units.

9. Awards to Non-Employee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors, Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of shares of Common Stock, Restricted Stock or Restricted Stock Units to Non-Employee Directors.

(a) Each grant of Option Rights awarded pursuant to this Section 9 will be upon terms and conditions consistent with Section 4 of this Plan.

(b) Each grant of Appreciation Rights pursuant to this Section 9 will be upon terms and conditions consistent with Section 5 of this Plan.

(c) Each grant or sale of Restricted Stock pursuant to this Section 9 will be upon terms and conditions consistent with Section 6 of this Plan.

(d) Each grant or sale of Restricted Stock Units pursuant to this Section 9 will be upon terms and conditions consistent with Section 7 of this Plan.

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(e) Non-Employee Directors may be granted, sold, or awarded other awards contemplated by Section 10 of this Plan.

(f) If a Non-Employee Director subsequently becomes an employee of the Corporation or a Subsidiary while remaining a member of the Board, any Award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby.

(g) Non-Employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board or a committee of the Board, all or any portion of their annual retainer, meeting fees or other fees in shares of Common Stock, Restricted Stock, Restricted Stock Units or other Awards contemplated by Section 10 of this Plan in lieu of cash. Any such election shall comply with Section 409A of the Code, if applicable. The election, if subject to Section 409A of the Code, (i) shall apply to the annual retainer, meeting fees, or other fees earned during the period to which it pertains (the “Plan Year”), (ii) must be received in writing by the administrator of the Plan by the established enrollment deadline of any Plan Year, which must be no later than the last business day of the calendar year immediately preceding the calendar year in which that Plan Year commences, in order to cause that Plan Year’s annual retainer, meeting fees, or other fees to be subject to the provision of this Plan, and (iii) must specify the form of distribution (in shares of Common Stock, Restricted Stock, Restricted Stock Units, or other Awards contemplated by Section 10 of the Plan in lieu of cash) to the Non-Employee Director. Any such election is irrevocable on the last day set by the administrator for making elections.

(h) Non-Employee Directors may under policies approved from time to time by the Board or a committee of the Board, elect to defer their annual retainer, meeting fees or other fees and, in which case, the shares of Common Stock purchased under Section 9(g) will be payable to a trust. The election: (i) shall apply to the annual retainer and fees earned during the period to which it pertains (the “Plan Year”) and shall specify the applicable percentage of such annual retainer and fees that such Non-Employee Director wishes to direct to the trust, (ii) must be received in writing by the administrator of the Plan by the established enrollment deadline of any Plan Year which must be no later than the last business day of the calendar year immediately preceding the calendar year in which that Plan Year commences, in order to cause that Plan Year’s annual retainer and fees to be subject to the provisions of this Plan, and (iii) must specify the time and manner of the distribution of the shares of Common Stock to the Non-Employee Director. Any such election is irrevocable on the last day set by the administrator for making elections. The shares of Common Stock covered by this election will be issued in the name of the trustee of the trust for the benefit of the Non-Employee Director; provided, however, that each Non-Employee Director shall be entitled to vote the shares of Common Stock. The trustee shall retain all dividends (which shall be reinvested in shares of Common Stock) and other distributions paid or made with respect thereto in the trust, and all dividends and other distributions will be paid in accordance with the election applicable to the underlying annual retainer and fees. The shares of Common Stock credited to the account of an Non-Employee Director shall remain subject to the claims of the Corporation’s creditors, and the interests of the Non-Employee Director in the trust may not be sold, hypothecated or transferred (including, without limitation, transferred by gift or donation) while such shares of Common Stock are held in the trust.

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(i) Notwithstanding anything in Section 5, 6 or 7 to the contrary, each grant pursuant to this Section 9 may specify the period or periods of continuous service, if any, by the Non-Employee Director with the Corporation that are necessary before such awards or installments thereof shall become fully exercisable or restrictions thereon will lapse, which shall be determined on the Date of Grant.

10. Other Awards.

(a) The Compensation Committee or an Authorized Officer may, subject to limitations under applicable law, authorize grants or sales to any Participant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, (i) shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Corporation or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of, the Corporation, (ii) cash, or (iii) any combination of the foregoing. The Compensation Committee or an Authorized Officer shall determine the terms and conditions of such awards, which may include the achievement of Management Objectives, which may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the portion or all of the award on which restrictions will terminate if performance is at or above the minimum level(s), but falls short of full achievement of the specified Management Objectives. The grant or sale of such award will specify that, before the termination or early termination of the restrictions applicable to such award, the Compensation Committee must certify that the Management Objectives have been satisfied. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other awards, notes or other property, as the Compensation Committee shall determine.

(b) Each grant may specify the period or periods of continuous service, if any, by the Participant with the Corporation or any Subsidiary that are necessary before such awards or installments thereof shall become fully transferable, which shall be determined by the Compensation Committee or an Authorized Officer on the Date of Grant.

(c) Each grant may provide for the earlier termination of the period or periods of continuous service or other modifications in the event of termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, a Change in Control, or the grant of a Substitute Award and, to the extent that any grant or Substitute Award is subject to, or determined to be subject to, Section 409A of the Code, the time and form of payment shall be indicated in the Evidence of Award as upon one or more of the permissible payment events under Section 409A of the Code and, as subject to the Six-Month Payment Delay, if required.

2007 Omnibus Incentive Plan 11.04.08	- 24 -

(d) The Compensation Committee may authorize grants or sales of shares of Common Stock as a bonus, or may grant other awards in lieu of obligations of the Corporation or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Compensation Committee.

(e) Each grant or sale pursuant to this Section 10 may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value Per Share on the Date of Grant; provided, however, that with respect to a payment of an award that is substantially similar to an Option Right, no such payment shall be less than Market Value Per Share on the Date of Grant.

11. Administration of this Plan.

(a) This Plan will be administered by the Compensation Committee. The Board or the Compensation Committee, as applicable, may from time to time delegate all or any part of its authority under this Plan to any other committee of the Board or subcommittee thereof consisting exclusively of not less than two or more members of the Board, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, an “outside director” within the meaning of Section 162(m) of the Code and an “independent director” within the meaning of the rules of the New York Stock Exchange, as constituted from time to time. To the extent of any such delegation, references in this Plan to the Board or the Compensation Committee, as applicable, will be deemed to be references to such committee or subcommittee.

(b) The interpretation and construction by the Compensation Committee of any provision of this Plan or of any agreement, notification or document evidencing the grant of an Award, and any determination by the Compensation Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive.

(c) To the extent permitted by applicable law, the Board or the Compensation Committee, as applicable, may, from time to time, delegate to one or more of its members or to one or more officers of the Corporation, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the Compensation Committee, the committee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board or the Compensation Committee, the committee or such person may have under this Plan.

(d) To the extent permitted by applicable law, the Compensation Committee may, by resolution, authorize one or more Executive Officers of the Corporation (each, an “Authorized Officer”), including the Chief Executive Officer of the Corporation, to do one or both of the following on the same basis as the Compensation Committee: (i) designate Participants to be recipients of Awards under this Plan, (ii) determine the size of any such Awards; provided, however, that (A) the Compensation Committee shall not delegate such responsibilities to any Executive Officer for Awards granted to a Participant who is an Executive Officer, a Director, or a more than 10% beneficial owner of any class of the Corporation’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the

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Board in accordance with Section 16 of the Exchange Act, and (B) the resolution providing for such authorization sets forth the total number of shares of Common Stock the Authorized Officer(s) may grant, and (iii) the Authorized Officer(s) shall report periodically to the Compensation Committee, as the case may be, regarding the nature and scope of the Awards granted pursuant to the authority delegated. In no event shall any such delegation of authority be permitted with respect to Awards to any Executive Officer or any person subject to Section 162(m) of the Code.

12. Adjustments. The Board shall make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares, Performance Units and, if applicable, in the number of shares of Common Stock covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, and in the kind of shares covered thereby, as is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, or (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing; however, in the event of any such transaction or event, any adjustments shall be in compliance with or maintain exemption from Section 409A of the Code. Such adjustments shall be made automatically, without the necessity of Board action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares of Common Stock; however, any adjustment shall be in compliance with or maintain exemption from Section 409A of the Code. Moreover, in the event of any such transaction or event specified in this Section 12, the Board, in its discretion, and subject to ensuring compliance with or exemption from Section 409A of the Code, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it may determine, in good faith, to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Board also shall make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(b) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail so to qualify.

13. Change in Control.

(a) Except as otherwise provided in an Evidence of Award or by the Compensation Committee at the Date of Grant, to the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting entity in the event of a Change in Control, all outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable, and any specified Management Objectives with respect to outstanding Awards shall be deemed to be satisfied at target. If the Award is considered a “deferral of compensation” (as such term is defined under Code Section 409A), and if the failure of the Award to be assumed,

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converted or replaced by the resulting entity following the Change in Control would result in a payment of deferred compensation upon the closing of such Change in Control, except as otherwise provided in an Evidence of Award, the payment will occur within 30 days after the Change in Control, provided that such Change in Control may be treated as a change in ownership of the Corporation, a change in the effective control of the Corporation or a change in the effective ownership of a substantial portion of the Corporation’s assets as described in Treasury regulations issued under Code Section 409A (each a “Code Section 409A Change in Control”).

(b) Except as otherwise provided in an Evidence of Award or by the Compensation Committee, to the extent outstanding Awards granted under this Plan are assumed, converted or replaced by the resulting entity in the event of a Change in Control, any outstanding Awards that are subject to Management Objectives shall be converted by the resulting entity, as if target performance had been achieved as of the date of the Change in Control, and each award of: (i) Performance Shares or Performance Units shall continue to vest during the remaining Performance Period, (ii) Restricted Stock shall continue to be subject to a “substantial risk of forfeiture” for the remaining applicable period, (iii) Restricted Stock Units shall continue to vest during the Restriction Period, and (iv) all other Awards shall continue to vest during the applicable vesting period, if any.

(c) Except as otherwise provided in an Evidence of Award or by the Compensation Committee, to the extent outstanding Awards granted under this Plan are either assumed, converted or replaced by the resulting entity in the event of a Change in Control, if a Participant’s service is terminated without Cause by the Corporation, any of its Subsidiaries or the resulting entity or a Participant resigns his or her employment with an Employer for Good Reason, in either case, during the CIC Severance Protection Period, all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.

(d) Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Board in its discretion, may provide for the cancellation of each outstanding and unexercised Option Right or Appreciation Right in exchange for a cash payment to be made within 60 days of the Change in Control in an amount equal to the amount by which the highest price per share of Common Stock paid for a share of Common Stock in the Change in Control exceeds the Option Price or Base Price, as applicable, multiplied by the number of shares of Common Stock granted under the Option Right or Appreciation Right.

(e) Notwithstanding any provision of this Plan to the contrary, to the extent an Award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control is not a Code Section 409A Change in Control, then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of this Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the earliest of: (i) the Participant’s Separation from Service with the Corporation; provided, however, that if the Participant is a “specified employee” (within the meaning of Section 409A of the Code), the payment date shall be the date that is six (6) months after the date of the Participant’s Separation from Service with the Employer, (ii) the date

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payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A of the Code), or (iii) the Participant’s death.

(f) Unless otherwise provided in a Participant’s employment agreement, if any, between the Participant and an Employer or any other arrangement with the Corporation or any of its Subsidiaries to which the Participant is a party or participant, if the acceleration of exercisability under this Section 13, together with all other payments or benefits contingent on the Change in Control within the meaning of Section 280G of the Code, results in any portion of such payments or benefits not being deductible by the Corporation as a result of the application of Section 280G of the Code, the payments or benefits shall be reduced until the entire amount of the payments or benefits is deductible. The reduction shall be effected from Awards made under this Plan by the exclusion, first, of Awards, or portions thereof, that are not permitted to be valued under Treasury Regulation section 1.280G-1, Q&A 24(c), or any successor provision, and, second, of Awards, or portions thereof, that are permitted to be valued under Treasury Regulation section 1.280G-1, Q&A 24(c).

14. Detrimental Activity.

(a) Any Evidence of Award may provide that if the Board or the Compensation Committee determines a Participant has engaged in any Detrimental Activity, either during service with the Corporation or a Subsidiary or within a specified period after termination of such service, then, promptly upon receiving notice of the Board’s finding, the Participant shall:

(i) forfeit that Award to the extent then held by the Participant;

(ii) in exchange for payment by the Corporation or the Subsidiary of any amount actually paid therefor by the Participant, return to the Corporation or the Subsidiary, all shares of Common Stock that the Participant has not disposed of that had been acquired pursuant to that Award;

(iii) with respect to any shares of Common Stock acquired pursuant to that Award that were disposed of, pay to the Corporation or the Subsidiary, in cash, the difference between:

(A)	any amount actually paid by the Participant, and

(B)	the Market Value Per Share of the shares of Common Stock on the date acquired; and

(iv) pay to the Corporation or the Subsidiary in cash the Spread, with respect to any Option Rights or Appreciation Rights exercised where no shares of Common Stock were retained by the Participant upon such exercise.

(b) To the extent that such amounts are not paid to the Corporation or the Subsidiary, the Corporation may seek other remedies, including a set off of the amounts so payable to it against any amounts that may be owing from time to time by the Corporation or a

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Subsidiary to the Participant for any reason, including, without limitation, wages, deferred compensation or vacation pay. To the extent that any set off under this section of the Plan causes the Participant to become subject to taxes under Section 409A of the Code, the responsibility for payment of such taxes lies solely with the Participant.

15. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Board or the Compensation Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Corporation or any Subsidiary outside of the United States of America or who provide services to the Corporation or any Subsidiary under an agreement with a foreign nation or agency, as the Board or the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Compensation Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary of the Board or other appropriate officer of the Corporation may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Corporation.

16. Transferability.

(a) Except as otherwise determined by the Board or the Compensation Committee pursuant to the provisions of Section 16(c), no Award or dividend equivalents paid with respect to Awards made under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and may be otherwise transferred in a manner that protects the interest of the Corporation as the Board or the Compensation Committee may determine; provided, that if so determined by the Compensation Committee, each Participant may, in a manner established by the Board or the Compensation Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive shares of Common Stock or other property issued upon such exercise.

(b) The Compensation Committee or an Authorized Officer may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Corporation upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

(c) Notwithstanding Section 16(a), the Board or the Compensation Committee may determine that Awards (other than Incentive Stock Options) may be transferable by a Participant, without payment of consideration therefor by the transferee, only to any one or more family members (as defined in the General Instructions to Form S-8 under the Securities Act of

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1933) of the Participant; provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Corporation and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Board or the Compensation Committee, and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant.

17. Withholding Taxes. To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Corporation for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of tax, the Corporation shall withhold such shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Corporation an amount required to be withheld under applicable income and employment tax laws, the Participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Corporation other shares of Common Stock held by such Participant. In no event shall the Market Value Per Share of the shares of Common Stock to be withheld pursuant to this section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. Participants shall also make such arrangements as the Corporation may require for the payment of any withholding tax obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights.

18. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder are exempt from Section 409A of the Code or are structured in a manner that would not cause a Participant to be subject to taxes and interest pursuant to Section 409A of the Code. This Plan and any grants made hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause this Plan or any grant made hereunder to become subject to taxation under Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Corporation without the consent of Participants).

(b) In order to determine for purposes of Section 409A of the Code whether a Participant is employed by a member of the Corporation’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Corporation under Section 414(c) of the Code) and, therefore, whether the shares of Common Stock that are or have been purchased by or awarded under this Plan to the Participant are shares of “service recipient” stock within the meaning of Section 409A of the Code:

(i) In applying Code Section 1563(a)(1), (2) and (3) for purposes of determining the Corporation’s controlled group under Section 414(b) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3); and

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(ii) In applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control with the Corporation for purposes of Section 414(c) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.

19. Effective Date and Term of Plan.

(a) This Plan will be effective as of the Effective Date. No grant will be made under this Plan more than ten (10) years after the date on which this Plan is first approved by the stockholders of the Corporation, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

(b) Upon the Effective Date, no further grants of awards are permitted under the Predecessor Plans. All awards under the Predecessor Plans that remain outstanding shall be administered and paid in accordance with the provisions of the applicable Predecessor Plan and award agreement.

20. Amendments and Termination.

(a) The Board may at any time and from time to time, to the extent permitted by Section 409A of the Code, amend, suspend or terminate this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the stockholders of the Corporation in order to comply with applicable law or the rules of the New York Stock Exchange or, if the shares of Common Stock are not traded on the New York Stock Exchange, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

(b) Termination of this Plan will not affect the rights of Participants or their successors under any Awards outstanding hereunder and not exercised in full on the date of termination.

(c) The Board or the Compensation Committee will not, without the further approval of the stockholders of the Corporation, authorize the amendment of any outstanding Option Right or Appreciation Right to reduce the Option Price or Base Price, respectively. No Option Right or Appreciation Right will be cancelled and replaced with awards having a lower

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Option Price or Base Price, respectively, or for another award, or for cash without further approval of the stockholders of the Corporation, except as provided in Section 12. Furthermore, no Option Right or Appreciation Right will provide for the payment, at the time of exercise, of a cash bonus or grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, or grant or sale of Restricted Stock, Restricted Stock Units or other awards pursuant to Section 10 of this Plan, without further approval of the stockholders of the Corporation. This Section 20(c) is intended to prohibit the repricing of “underwater” Option Rights or Appreciation Rights without stockholder approval and will not be construed to prohibit the adjustments provided for in Section 12 of this Plan.

(d) If permitted by Section 409A of the Code, in case of termination of service by reason of death, Disability or Normal Retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 16 of this Plan, the Compensation Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.

(e) Subject to Section 20(c) hereof, the Compensation Committee may amend the terms of any Award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of such Award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 12 above, no amendment shall materially impair the rights of any Participant without his or her consent.

21. Substitute Awards for Awards Granted by Other Entities. Substitute Awards may be granted under this Plan for grants or awards held by employees of a company or entity who become employees of the Corporation or a Subsidiary as a result of the acquisition, merger or consolidation of the employer company by or with the Corporation or a Subsidiary. Except as otherwise provided by applicable law and notwithstanding anything in the Plan to the contrary, the terms, provisions and benefits of the Substitute Awards so granted may vary from those set forth in or required or authorized by this Plan to such extent as the Compensation Committee at the time of the grant may deem appropriate to conform, in whole or part, to the terms, provisions and benefits of grants or awards in substitution for which they are granted.

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22. Governing Law. This Plan and all grants and Awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Kansas.

23. Miscellaneous Provisions.

(a) The Corporation will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board or the Compensation Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Corporation or any Subsidiary, nor will it interfere in any way with any right the Corporation or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) The Compensation Committee or an Authorized Officer may provide for termination of an Award in the case of termination of employment or service of a Participant or any other reason; provided, however, that all Awards of a Participant will be immediately forfeited and cancelled to the extent the Participant’s employment or service has been terminated for Cause, and the Participant will have no further rights in respect of such Awards.

(e) No Award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Compensation Committee, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(f) Except as required by Section 409A of the Code in connection with a Separation from Service, absence on leave approved by a duly constituted officer of the Corporation or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or Awards granted hereunder, except that no Awards may be granted to an employee while he or she is absent on leave.

(g) Except as specifically provided in Section 9(h), no Participant shall have any rights as a stockholder with respect to any shares of Common Stock subject to Awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Corporation.

(h) The Compensation Committee may condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or a Subsidiary to the Participant.

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(i) Except with respect to Option Rights and Appreciation Rights, the Compensation Committee may permit Participants to elect to defer the issuance of shares of Common Stock or the settlement of Awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Compensation Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts. All elections and deferrals permitted under this provision shall comply with Section 409A of the Code, including setting forth the time and manner of the election (including a compliant time and form of payment), the date on which the election is irrevocable, and whether the election can be changed until the date it is irrevocable.

(j) Any Award granted under the terms of this Plan may specify in the Evidence of Award that the Participant is subject to restrictive covenants including, but not limited to, covenants not to compete and covenants not to solicit, unless otherwise determined by the Compensation Committee.

(k) Participants shall provide the Corporation with a completed, written election form setting forth the name and contact information of the person who will have beneficial ownership rights of Awards made to the Participant under this Plan upon the death of the Participant.

(l) If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any Award under any law deemed applicable by the Board or the Compensation Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board or the Compensation Committee, it shall be stricken and the remainder of this Plan shall remain in full force and effect.

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